FOR IMMEDIATE RELEASE                                 April 26, 2018
Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2018 RESULTS

New York, New York, April 26, 2018--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the three month period ended March 31, 2018. Consistent with the expectation expressed in our press release of April 9, 2018, Income before income taxes was $107 million and net income attributable to Leucadia National Corporation common shareholders was $125 million, or $0.34 per diluted share.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said: "We are pleased with another quarter of solid performance across Leucadia. Jefferies' first quarter results reflect continued strong performances in Investment Banking, with net revenues of $434 million, and solid performance in both Equities and Fixed Income, with total revenues of $369 million. Investment Banking results reflect a good new-issue equity and debt environment, and another strong quarter in mergers and acquisitions. Fixed Income revenues were a strong $213 million and relatively consistent across the quarter. Equities revenues were $156 million. Our share of Berkadia’s income was $26 million, buoyed by strong originations during the quarter, and our share of HomeFed’s income was also higher than previous quarters, due to a gain from the sale of one of its assets.

"Our Leucadia Merchant Banking portfolio also continues to deliver strong results, with National Beef generating pre-tax income of $69 million during a typically lighter seasonal quarter for beef processing. The remainder of our merchant banking portfolio produced solid results, through either cash generation or value-building, offset partly by a $21 million mark-to-market reduction in the value of our HRG position.

“We patiently continue to develop our alternative asset management platform. During the first quarter, we recorded losses of $78 million mainly due to two strategies impacted by exceptional volatility during the quarter.

“Our recently announced strategic transactions, including the agreed upon sale of 48% of National Beef, the agreed upon sale of 100% of our equity interest in Garcadia and the acquisition by Vitesse Energy Finance of $190 million of additional Bakken oil and gas assets, will complete an ongoing transformation of Leucadia to a diversified financial services company. We expect these to close in the next four months.”

After the end of the first quarter, through April 26, 2018, Leucadia repurchased a total of 10.3 million common shares at an average price of $24.40 per share. 14.7 million shares remain authorized for repurchase.

* * * *

More information on the Company’s results of operations for the three months ended March 31, 2018 will be provided upon filing of the Company’s Form 10-Q with the Securities and Exchange Commission.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements include expectations relating to the National Beef and Garcadia transactions disclosed in this press release. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,

	2018	2017

Net revenues	$2,680,793	$2,867,982

Income before income taxes and income (loss) related to associated companies	74,554	526,671

Income (loss) related to associated companies	32,100	(128,574)

Income before income taxes	106,654	398,097

Income tax provision (benefit)	(32,495)	104,174

Net income	139,149	293,923

Net loss attributable to the noncontrolling interests	1,344	523

Net income attributable to the redeemable noncontrolling interests	(14,796)	(12,022)

Preferred stock dividends	(1,172)	(1,016)

Net income attributable to Leucadia National Corporation common shareholders	$124,525	$281,408

Basic earnings per common share attributable to Leucadia National Corporation common shareholders:
Net income	$0.34	$0.76

Number of shares in calculation	366,427	369,267

Diluted earnings per common share attributable to Leucadia National Corporation common shareholders:
Net income	$0.34	$0.75

Number of shares in calculation	373,461	375,721

A summary of results for the three months ended March 31, 2018 and 2017 is as follows (in thousands):

	Financial Services		Leucadia Merchant Banking Portfolio
	Jefferies	Other Financial Services	National Beef	Other Merchant Banking	Corporate and Other	Parent Company Interest	Total
2018
Net revenues	$820,919	$(27,930)	$1,785,358	$94,002	$8,444	$—	$2,680,793

Expenses:
Cost of sales	—	—	1,670,776	81,935	—	—	1,752,711
Compensation and benefits	454,760	11,245	10,207	4,625	19,029	—	499,866
Floor brokerage and clearing fees	42,176	—	—	—	—	—	42,176
Interest expense	—	5,770	2,109	982	—	14,746	23,607
Depreciation and amortization	16,366	1,834	25,519	8,662	1,298	—	53,679
Selling, general and other expenses	181,887	22,776	7,856	7,780	13,901	—	234,200
Total expenses	695,189	41,625	1,716,467	103,984	34,228	14,746	2,606,239
Income (loss) before income taxes and income (loss) related to associated companies	125,730	(69,555)	68,891	(9,982)	(25,784)	(14,746)	74,554
Income (loss) related to associated companies	—	30,045	—	(41)	2,096	—	32,100
Income (loss) before income taxes	$125,730	$(39,510)	$68,891	$(10,023)	$(23,688)	$(14,746)	$106,654

2017
Net revenues	$797,386	$56,223	$1,561,456	$445,227	$7,690	$—	$2,867,982

Expenses:
Cost of sales	—	—	1,463,838	69,256	—	—	1,533,094
Compensation and benefits	460,672	15,184	9,312	4,965	13,194	—	503,327
Floor brokerage and clearing fees	45,858	—	—	—	—	—	45,858
Interest expense	—	9,971	1,814	869	—	14,730	27,384
Depreciation and amortization	15,601	2,905	22,399	7,738	867	—	49,510
Selling, general and other expenses	142,985	14,196	6,990	9,254	8,713	—	182,138
Total expenses	665,116	42,256	1,504,353	92,082	22,774	14,730	2,341,311
Income (loss) before income taxes and income (loss) related to associated companies	132,270	13,967	57,103	353,145	(15,084)	(14,730)	526,671
Income (loss) related to associated companies	—	(133,003)	—	3,849	580	—	(128,574)
Income (loss) before income taxes	$132,270	$(119,036)	$57,103	$356,994	$(14,504)	$(14,730)	$398,097